EXHIBIT 99.1

            PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:  John E. Anderson
          Chief  Executive Officer    904/396-5733, Ext. 3215


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES IMPROVED OPERATING RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL YEAR 2004.

Jacksonville, Florida: July 27, 2004 -- Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $10,954,000 or $3.68 per diluted share for the third quarter of Fiscal year 2004, an increase of $9,608,000 compared to the same quarter a year ago. Income from continuing operations increased to $1,913,000, a 51.8% increase over the same quarter last year. Income from discontinued operations was $9,041,000, resulting from gains on sale of real estate, versus $86,000 during the third quarter of last year.

Net income for the nine months ended June 30, 2004 was $19,245,000 or $6.46 per diluted share, an increase of $16,339,000 over the same period last year. Income from continuing operations for the nine months ended June 30, 2004 increased 68% to $4,390,000.

THREE MONTHS OPERATING RESULTS. For the third quarter of Fiscal 2004, consolidated revenues were $29,670,000, an increase of $2,843,000 or 10.6% over the same quarter last year.

The transportation segment's revenues for the third quarter of Fiscal 2004 were $25,585,000, an increase of $2,506,000 or 10.9% over the same quarter last year. This increase was a result of a 5.0% increase in miles hauled and improved revenue per mile over the same quarter last year. The increase in miles hauled resulted primarily from a 12.1% increase in miles hauled in the flatbed division, reflecting higher demand, primarily for construction materials. Revenues per mile, net of fuel surcharges, increased 3.2% in the tankline division and 8.5% in the flatbed division reflecting improved business conditions and better equipment utilization. Fuel surcharges accounted for $498,000 or 19.9% of the overall increase in revenue.

Real estate revenues were $4,085,000 for the third quarter of Fiscal 2004, an increase of $337,000 or 9.0% from the third quarter of Fiscal 2003. Royalties from mining contracts decreased $77,000 or 4.8% primarily due to a 4.5% decrease in tons of stone materials sold, as compared to the same quarter last year. Revenues from flex office-warehouse properties increased $416,000 or 19.3%, primarily due to a 28.0% increase in average leased square feet. The increase in leased square feet is attributable to the completion of a 200,200 square foot build-to-suit flex office/warehouse in August 2003 and the April 2004 purchase of two existing commercial warehouse/distribution buildings, comprising 303,000 square feet. Of this new space, 352,200 average square feet were leased during the quarter ended June 30, 2004.


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  1801 Art Museum Drive / Jacksonville, Florida  32207 / (904) 396-5733


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Consolidated gross profit for the third quarter of 2004 was $5,989,000, an increase of $1,012,000 or 20.3% from the third quarter of last year. Gross profit in the transportation segment increased $922,000 or 35.0% achieved by the increased revenue and a steady level of fixed costs. Gross profit in the real estate segment increased $90,000 or 3.8% from the third quarter of 2003 primarily due to the gross profit derived from the additional leased space.

Selling, general and administrative expense increased $258,000 or 12.8% for the third quarter of 2004 compared to the same period last year. The increase is primarily due to the accrual of management incentive compensation, which is based on the Company achieving certain profitability targets. Selling, general and administrative expense as a percent of consolidated revenues was 7.7% in the third quarter of 2004 as compared to 7.5% the same quarter last year.

Income from continuing operations was $1,913,000 or $.64 per diluted share for the third quarter of Fiscal 2004, an increase of $653,000 from the same quarter last year.

Income from discontinued operations of $9,041,000 net of income taxes was recorded during the quarter, primarily as a result of the net gain on sale of properties to a related party for $16,628,000.

Net income was $10,954,000 or $3.68 per diluted share for the third quarter of Fiscal 2004 compared to $1,346,000 or $.44 per diluted share for the same quarter last year.

NINE MONTH'S OPERATING RESULTS. For the first nine months  of  Fiscal
2004,   consolidated  revenues  were  $85,740,000,   an   increase   of
$10,253,000 or 13.6% over the same period last year.

The transportation segment's revenues for the first nine months of Fiscal 2004 were $73,637,000, an increase of $8,580,000 or 13.2% over the same period last year. The revenue increase is primarily due to a 5.6% increase in miles hauled in the tankline division and a 21.6% increase in miles for the flatbed division. These increases reflect higher customer demand over the same period last year. Revenue per mile, net of fuel surcharges, increased 2.5%, reflecting moderate price increases, particularly in the flatbed division. Fuel surcharges accounted for $761,000 or 8.9% of the increased revenue.

Real estate revenues were $12,103,000 for the first nine months of 2004, an increase of $1,673,000 or 16.0% from the first nine months of 2003. Royalties from mining contracts increased $393,000 or 9.9% primarily resulting from an increase in mined materials sold. Revenues from flex office-warehouse properties increased $1,349,000 or 21.1%, primarily due to a 20.2% increase in average leased square feet. The increase in leased square feet is attributable to the completion of a 200,200 square foot build-to-suit flex office/warehouse in August 2003 and the April 2004 purchase of two existing commercial warehouse/distribution buildings, comprising 303,000 square feet. Of this new space, 251,000 average square feet were leased during the nine months ended June 30, 2004.

Consolidated gross profit increased $3,327,000 or 25.8% for the first nine months as compared to the same period last year. Gross profit in the transportation segment increased $2,710,000 or 39.3% as a result of the increased revenue and steady level of fixed costs.



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


Gross profit in the real estate segment increased $617,000 or 10.3% from the first nine months of 2004 due to increased royalties from mining operations, as well as gross profits from the additional leased space.

Selling, general and administrative expense increased $644,000 or 10.7% for the first nine months of 2004 compared to the same period last year. The increase is primarily due to the accrual of management incentive compensation, which is based on the Company achieving certain profitability targets. Selling, general and administrative expense as a percent of consolidated revenues was 7.8% compared to 8.0% last year.

The Company recorded an income tax provision of $2,690,000 in the first nine months of 2004 compared to $1,674,000 in the same period last year. The effective tax rate decreased to 38% in 2004 from 39% in 2003.

Income from continuing operations was $4,390,000 or $1.47 per diluted share for the first nine months of Fiscal 2004 compared to $2,620,000 or $.85 per diluted share for the first nine months of last year.

Income from discontinued operations for the nine months ended June 30, 2004 was $14,855,000 net of income taxes, primarily as a result of the net gain from sale of two rental properties and a mining property to a related party for $26,628,000.

Net income was $19,245,000 or $6.46 per diluted share for the first nine months of Fiscal 2004 compared to $2,906,000 or $.94 per diluted share for the same period last year.

SUMMARY AND OUTLOOK.   The Company's real estate  and  transportation
businesses  are both experiencing an improved economic climate  as  the result of a strengthening regional and national economy. While low interest rates continue to enhance overall business conditions, the Company's real estate development operations are encountering stronger levels of inquiry from prospective tenants for the Company's flexible office/warehouse product.

Demand for hauling services has also strengthened for the Company's transportation business. Improved demand and pricing is especially occurring for the Company's flatbed trucking operations which haul primarily construction materials. Operating pressures from volatile diesel fuel costs, tight driver availability, and burdensome health and liability insurance costs will continue to challenge the trucking industry. Such expense pressure in the face of improving freight demand should lead to continued price increases for hauling services.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of petroleum products and other liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeast, Midwest and Mid-Atlantic States, hauling primarily construction materials. The
Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.



                               Continued

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                 PATRIOT TRANSPORTATION HOLDING, INC.
            Summary of Consolidated Revenues and Earnings
                (In thousands except per share amounts)


                                       Three Months         Nine Months
                                           Ended               Ended
                                          June 30             June 30
                                          -------             -------
                                        2004   2003        2004    2003
                                        ----   ----        ----    ----

 Revenues                           $29,670    26,827     $85,740  75,487
 Gross profit                       $ 5,989     4,977     $16,221  12,894
 Income before income taxes         $ 3,082     2,065     $ 7,080   4,294
 Income from continuing operations  $ 1,913     1,260     $ 4,390   2,620
 Income from discontinued operations$ 9,041        86     $14,855     286
 Net income                         $10,954     1,346     $19,245   2,906
 Earnings per common share:
  Income from continuing operations
         Basic                         $.65       .42       $1.50     .85
         Diluted                       $.64       .41       $1.47     .85
  Gain from discontinued operations
         Basic                        $3.09       .03       $5.07     .10
         Diluted                      $3.04       .03       $4.99     .09
  Net income
         Basic                        $3.74       .45       $6.57     .95
         Diluted                      $3.68       .44       $6.46     .94
 Weighted average common shares
 outstanding:
         Basic                        2,929     3,015       2,931   3,067
         Diluted                      2,979     3,054       2,977   3,098



               PATRIOT TRANSPORTATION HOLDING, INC.
               Condensed Balance Sheets (Unaudited)
                      (Amounts in thousands)

                                                    June 30    September 30
                                                      2004         2003
                                                      ----         ----
  Cash and cash equivalents                       $    7,820     $      757
  Cash held in escrow (a)                             10,259          1,795
  Accounts receivable, net                             8,089          7,332
  Other current assets                                 3,359          4,081
  Property, plant and equipment, net                 146,922        139,379
  Other non-current assets                             6,386         11,872
                                                     -------        -------
           Total Assets                             $182,835       $165,216
                                                    ========       ========

  Current liabilities                               $ 19,265       $ 11,220
  Long-term debt (excluding current maturities)       44,461         57,816
  Deferred income taxes                               15,234         10,760
  Other non-current liabilities                        7,328          7,391
  Shareholders' equity                                96,547         78,029
                                                      ------         ------
        Total Liabilities and Shareholders' Equity  $182,835       $165,216


(a) Cash held in escrow consists of proceeds from sales of real estate being held in escrow in anticipation of qualified real estate purchases in accordance with Section
     1031 Of the Internal Revenue Code.

                               Continued

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                 Patriot Transportation Holding, Inc.
                           Business Segments
                        (Amounts in thousands)
                              (Unaudited)

The Company has identified two business segments, Transportation and Real Estate. All of the Company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:


                                    Three Months Ended     Nine Months Ended
                                         June 30                June 30
                                         -------                -------
                                    2004          2003     2004         2003
                                    ----          ----     ----         ----

Transportation Revenues            $25,585         23,079  $73,637      65,057
Real Estate Revenues               $ 4,085          3,748  $12,103      10,430
                                    ------         ------   ------      ------
Total Revenues                     $29,670         26,827  $85,740      75,487
                                    ======         ======   ======      ======


Transportation Operating Profit    $ 1,641            967  $ 4,108       2,035
Real Estate Operating Profit       $ 2,435          2,346  $ 6,609       5,993
Corporate Expenses                 $ (363)          (349)  $(1,146)     (1,111)
                                    ------          -----   -------     -------
Total Operating Profit             $3,713           2,964  $ 9,571       6,917
                                    ======          ======  =======      ======


Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.


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